Exhibit 10.2

SEITEL HOLDINGS, INC.
STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of October 3, 2018 (the “Grant Date”) between Seitel Holdings, Inc., a Delaware corporation (the “Company”), and Robert D. Monson (“Participant”).
Pursuant to the Company’s 2018 Non-Qualified Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, the administrative committee of the Plan (the “Committee”) hereby grants Participant certain options to acquire shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to the terms and conditions provided herein and the applicable terms of the Plan and Securities Holders Agreement.
Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, Investor (as defined in the Plan). In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of the Plan will govern and prevail.
NOW THEREFORE, the parties hereto agree as follows:
1.Plan Acknowledgement. Each of the undersigned agrees that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Participant and, except as otherwise specified herein, pursuant to, and subject to each of the terms and conditions of, the Plan and the Securities Holders Agreement, and Participant agrees to be bound by, and comply with, the terms of the Plan and the Securities Holders Agreement. In the event of a conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control. Without limiting the foregoing, no provisions in the Employment Agreement providing for acceleration of vesting of equity awards shall apply to the Options.

2.Definitions. Capitalized terms used in this Agreement and not defined shall have the meanings ascribed thereto in the Plan or, if no meaning is ascribed thereto in the Plan, the meaning ascribed thereto in the Securities Holders Agreement. In addition, the following terms shall have the following meanings:

(a)“2.0X Exit-Vesting Options” means Options that vest based on both continued employment following the Grant Date and satisfaction of the performance criteria set forth in Section 4(b) below.

(b)“2.5X Exit-Vesting Options” means Options that vest based on both continued employment following the Grant Date and satisfaction of the performance criteria set forth in Section 4(c) below.

(c)“Centerbridge Inflows” means, as of a Measurement Date, without duplication, the aggregate of all cash and cash equivalents received by the Centerbridge Entities between July 17, 2018 and such Measurement Date with respect to their ownership of equity securities of the Company, including any proceeds (so long as such proceeds constitute cash or cash equivalents) from the sale of equity securities of the Company by the Centerbridge Entities, whether by way of merger, stock sale or otherwise, and from cash dividends and other cash distributions made by the Company with respect to equity securities of the Company, but excluding directors’ fees, expense reimbursements, and transaction or consulting fees approved by the Board. For the avoidance of doubt, in each case, Centerbridge Inflows will be determined on a net basis, after giving effect to any vesting of Time-Vesting Options, 2.0X Exit-Vesting Options or 2.5X Exit-Vesting Options, which may require an iterative calculation.

(d)“Centerbridge MOIC Hurdle” means the quotient obtained by dividing (i) all Centerbridge Inflows by (ii) all Centerbridge Outflows. The Centerbridge MOIC Hurdle shall be determined in good faith by the Committee.

(e)“Centerbridge Outflows” means (i) $62,463,375 plus (ii) without duplication, the aggregate of the cash purchase price or contribution made by the Centerbridge Entities (on a cumulative basis) with respect to or in exchange for all of the securities of the Company acquired by the Centerbridge Entities from July 17, 2018 through the applicable Measurement Date.

(f)“Competitor” means a Person or any Affiliate of such Person (in each case, other than the Investor and its investment funds), that is determined in good faith by the Board to be a competitor directly or indirectly with the Company or any of its Subsidiaries.

(g)“Earned Portion” means the portion of Participant’s 2.0X Exit-Vesting Options or 2.5X Exit-Vesting Options, respectively, that has been earned for purposes of Section 3(b) pursuant to the following sentence. Participant shall earn 20% of his 2.0X Exit-Vesting Options and 20% of his 2.5X Exit-Vesting Options on each of the first five anniversaries of the Grant Date, subject to his continued employment with the Company or any of its Subsidiaries, or provision of continued Board service pursuant to Section 4(d) below, through the applicable anniversary.

(h)“Measurement Date” means, with respect to the Centerbridge Entities, each date on which a Centerbridge Inflow or Centerbridge Outflow occurs.

(i)“Original Value” for each share of Common Stock which is originally issued upon the exercise of any Option will be equal to the exercise price paid by Participant in cash for such share of Common Stock, as proportionally adjusted for all mergers, stock splits, stock dividends and other recapitalizations affecting the Common Stock subsequent to the Grant Date.

(j)“Restrictive Period” means the period of Participant’s employment or service with the Company or any of its Subsidiaries, plus twelve (12) months after Participant’s Employment Termination Date.

(k)“Time-Vesting Options” means Options that vest solely based on time elapsed from the Grant Date.

3.Option Grant.

(a)General. The Company hereby grants to Participant, pursuant to the Plan, 29,126 Options, with one share of Common Stock subject to each Option, at an exercise price per share of $40.45 (the “Per Share Exercise Price”), effective as of the Grant Date (the “Options”). The vesting of the Options are as follows: (i) 16,644 of the Options are Time-Vesting Options, (ii) 6,241 of the Options are 2.0X Exit-Vesting Options, and (iii) 6,241 of the Options are 2.5X Exit-Vesting Options (see Exercisability, Sections 4(a) to 4(d) below). The Options will expire on the close of business on the tenth anniversary of the Grant Date, subject to earlier expiration as provided herein or in the Plan. The Options are non-qualified stock options and are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

(b)Early Expiration of Options. Except as set forth in this Section 3(b), any portion of the Options granted hereunder that have not vested and become exercisable as of the Employment Termination Date shall expire and be forfeited on such date and may not be exercised under any circumstance, and Exhibit B provides a condensed overview of the key terms of this Section 3(b). Any portion of the Options granted hereunder that have vested and become exercisable as of the Employment Termination Date (or, in the case of the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options, as of a Measurement Date or a Change in Control following the Employment Termination Date) shall expire and be forfeited on:

(i)the close of business on the tenth anniversary of the date of this Agreement (the “Expiration Date, if (A) (I) Participant provides Seitel with at least one (1) year’s advance written notice of his resignation (the “Required Notice”) and remains continuously employed with Seitel during such one (1)-year period (the “Notice Period”); (II) the Company requests that Participant serve on the Board at the end of the Notice Period; and (III) Participant serves on the Board for a period of time following the end of the Notice Period but his Board service terminates prior to the consummation of a Change of Control; (B) Participant provides Seitel with the Required Notice but does not remain continuously employed with Seitel during the Notice Period due to (I) his earlier resignation for Good Reason or (II) an earlier termination of his employment by the Company without Cause (not due to his death or Disability); or (C) Participant’s Employment Termination Date results from his death or Disability (each, a “Good Leaver Termination”). Additionally, upon any such Good Leaver Termination, (I) the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options shall remain outstanding and eligible to vest in accordance with Sections 4(b) and 4(c) below until the Expiration Date (or, if earlier, until the consummation of a Change of Control) (as applicable, the “Final Performance Vesting Date”), and any such Earned Portion that has not so vested as of such Final Performance Vesting Date shall expire and be forfeited on such Final Performance Vesting Date).

(ii)the earlier of (A) the Expiration Date and (B) thirty (30) days after the Employment Termination Date (or, in the case of the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options discussed in the following sentence, thirty (30) days after vesting in accordance with Sections 4(b) or 4(c) below, if any), if the Employment Termination Date occurred due to a resignation by Participant for Good Reason and Participant did not provide Seitel with the Required Notice prior to such resignation (a “Non-Qualifying Good Reason Resignation”). In the event of such a Non-Qualifying Good Reason Resignation, the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options shall remain outstanding and eligible to vest in accordance with Sections 4(b) and 4(c) below until the six (6)-month anniversary of the Employment Termination Date (and any such Earned Portion that has not so vested as of such six (6)-month anniversary shall expire and be forfeited on such six (6)-month anniversary);

(iii)immediately upon the Employment Termination Date, if Participant’s discharge was (A) by the Company for Cause, (B) by Participant at a time that Cause exists, (C) by Participant without Good Reason and without providing Seitel the Required Notice, or (D) by Participant without Good Reason during the Notice Period; and

(iv)effective as of the Company’s determination date, if Participant’s discharge was by the Company without Cause but the Company subsequently determined (no later than the three (3)-month anniversary of the Employment Termination Date) that grounds for a Cause discharge existed at the time of such discharge.

(c)For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, if Participant (i) is discharged by the Company for Cause, (ii) resigns at a time that Cause exists, (iii) is discharged by the Company without Cause but the Company subsequently determines (no later than the three (3)-month anniversary of the Employment Termination Date) that grounds for a Cause discharge existed at the time of such discharge, (iv) does not provide Seitel with the Required Notice, or (v) resigns without Good Reason during the Notice Period (as applicable, a “Triggering Event”), (A) all of Participant’s Options not previously exercised shall expire and be forfeited whether exercisable or not; (B) the Company will be entitled to repurchase, pursuant to Article IV of the Securities Holders Agreement, the shares of Common Stock previously received by Participant in connection with the exercise of the Options, provided that, notwithstanding anything to the contrary in the Securities Holders Agreement, the exercise price for such shares of Common Stock will equal the lesser of (I) the Fair Market Value thereof as of the time of the repurchase and (II) the Original Value thereof; and (C) within ten (10) days of the Company’s written notice that a Triggering Event has occurred, Participant must repay to the Company any cash proceeds received by Participant from the sale of shares of Common Stock issued upon exercise of the Options that are in excess of the lesser of (I) the Fair Market Value of such shares of Common Stock as of the Triggering Event and (II) the Original Value thereof.

(d)Procedure for Exercise. At any time after all or any portion of the Options granted hereunder have become vested and exercisable with respect to any shares of Common Stock subject thereto and prior to the close of business on the tenth anniversary of the Grant Date (except as provided for in Section 3(b) above or Section 5 below), Participant may exercise all or any portion of the Options granted hereunder with respect to the Common Stock underlying such Options to the extent vested pursuant to Section 4 below by delivering written notice of exercise to the

Company, together with (i) a written acknowledgment that Participant has read and has been afforded an opportunity to ask questions of the management of the Company regarding all financial and other information provided to Participant regarding the Company and its Subsidiaries, (ii) payment in full, either (A) by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company, in the amount equal to the number of shares of Common Stock to be acquired multiplied by the Per Share Exercise Price (the “Total Exercise Price”), or (B) if permitted by the Board, by delivering to the Company a full-recourse promissory note in the amount equal to the Total Exercise Price, (iii) payment in full of all required withholding taxes due as further described in Section 10 below, (iv) a joinder to the Securities Holders Agreement satisfactory in form and content to the Committee and (v) any written representations as may be required in the Committee’s reasonable discretion to evidence compliance with federal, state and foreign securities laws.

(e)Securities Laws Restrictions. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of federal, state and foreign securities laws, rules and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Options are granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Participant represents that when Participant exercises any portion of the Options, Participant will be purchasing the Common Stock subject thereto for Participant’s own account and not on behalf of others. Participant understands and acknowledges that federal, state and foreign securities laws govern and restrict Participant’s right to offer, sell or otherwise dispose of any portion of the Options or the Common Stock subject thereto unless Participant’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Participant agrees that Participant will not offer, sell or otherwise dispose of any Common Stock in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law. Participant further understands that any certificates for any Common Stock which Participant purchases upon exercise of the Options shall bear the legend set forth in the Securities Holders Agreement or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(f)Limited Transferability of the Options; Joinder to Securities Holders Agreement. The Options granted hereunder are personal to Participant and are not transferable by Participant, except as provided in the Securities Holders Agreement and upon the death of Participant. Participant agrees to exercise a joinder to the Securities Holders Agreement and to be bound by the terms and conditions contained therein. Participant acknowledges and agrees that the Options shall be treated as “Incentive Securities” under the applicable provisions of the Securities Holders Agreement. Participant acknowledges and agrees that the Options and any Common Stock acquired upon the exercise thereof, and any right or interest therein, may not be sold, transferred, gifted, donated, pledged, hypothecated, disposed of or assigned by Participant, except as expressly provided in the Securities Holders Agreement and upon the death of Participant.

4.Exercisability. The Options shall become vested and exercisable in accordance with the provisions of this Section 4. Participant may exercise only those Options that have vested.

(a)Time-Vesting. The Time-Vesting Options shall vest as follows:

(i)20% shall vest on each anniversary of the Grant Date, until the Time-Vesting Options are fully vested on the fifth anniversary of the Grant Date, in each case, subject to Participant’s continued employment with the Company or any of its Subsidiaries through the applicable anniversary of the Grant Date.

(ii)If a Change in Control occurs, the Board has the discretion to vest all of Participant’s then-unvested Time-Vesting Options, subject to Participant’s continued employment with the Company or any of its Subsidiaries through the date of such Change in Control.

(b)2.0X Exit-Vesting. The 2.0X Exit-Vesting Options shall vest as follows:

(i)100.00% shall vest on a Measurement Date, subject to Participant’s continued employment with the Company or any of its Subsidiaries through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options), if the Centerbridge MOIC Hurdle equals at least 2.0.

(ii)If a Change in Control occurs, any then-unvested 2.0X Exit-Vesting Options shall vest if the performance condition in Section 4(b)(i) above is satisfied (subject to Participant’s continued employment with the Company or any of its Subsidiaries through the Change in Control (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options)). If such performance condition is not satisfied, the unvested 2.0X Exit-Vesting Options shall remain outstanding until vesting occurs pursuant to Section 4(b)(i).

(iii) If the Centerbridge Entities have divested 100% of their Common Stock for non-cash consideration or a combination of cash and non-cash consideration, and inclusion of the fair market value of the non-cash consideration (as determined by the Committee in good faith in its sole discretion) in the calculation of the Centerbridge Inflows would result in the Centerbridge MOIC Hurdle equaling (A) at least 2.0, then any then-unvested 2.0X Exit-Vesting Options shall vest as of such divestiture; and (B) less than 2.0, then any then-unvested 2.0X Exit-Vesting Options shall remain outstanding and eligible to vest pursuant to Section 4(b)(i) (regardless of whether Participant continues to be employed with the Company or any of its Subsidiaries after the date of such 100% divestiture) as the Centerbridge Entities divest the non-cash consideration for cash, provided that if the Centerbridge Entities have divested 100% of the non-cash consideration for cash and the performance condition with respect to the 2.0X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.0X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance. Participant may sell any equity securities underlying 2.0X Exit-Vesting Options that vest pursuant to this Section 4(b)(iii) on a pro rata basis with the Centerbridge Entities but may not sell such equity securities at a faster rate than the Centerbridge Entities. For the avoidance of doubt, any 2.0X Exit-Vesting Options that vest pursuant to this Section 4(b)(iii) shall not be subject to the early expiration provisions set forth in Section 3(b), except in connection with a Triggering Event.

(iv)If the Centerbridge Entities have divested 100% of their Common Stock for solely cash consideration and the performance condition with respect to the 2.0X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.0X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance.

(c)2.5X Exit-Vesting. The 2.5X Exit-Vesting Options shall vest as follows:

(i)100.00% shall vest on a Measurement Date, subject to Participant’s continued employment with the Company or any of its Subsidiaries through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options), if the Centerbridge MOIC Hurdle equals at least 2.5.

(ii)If a Change in Control occurs, any then-unvested 2.5X Exit-Vesting Options shall vest if the performance condition in Section 4(c)(i) above is satisfied (subject to Participant’s continued employment with the Company or any of its Subsidiaries through the Change in Control (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.5X Exit-Vesting Options). If such performance condition is not satisfied, the unvested 2.5X Exit-Vesting Options shall remain outstanding until vesting occurs pursuant to Section 4(c)(i).

(iii)If the Centerbridge Entities have divested 100% of their Common Stock for non-cash consideration or a combination of cash and non-cash consideration, and inclusion of the fair market value of the non-cash consideration (as determined by the Committee in good faith in its sole discretion) in the calculation of the Centerbridge Inflows would result in the Centerbridge MOIC Hurdle equaling (A) at least 2.0, then any then-unvested 2.5X Exit-Vesting Options shall remain outstanding and eligible to vest pursuant to Section 4(c)(i) (regardless of whether Participant continues to be employed with the Company or any of its Subsidiaries after the date of such 100% divestiture) as the Centerbridge Entities divest the non-cash consideration for cash, provided that if the Centerbridge Entities have divested 100% of the non-cash consideration for cash and the performance condition with respect to the 2.5X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.5X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance; and (B) less than 2.0, then any then-unvested 2.5X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance. Participant may sell any equity securities underlying 2.5X Exit-Vesting Options that vest pursuant to this Section 4(c)(iii) on a pro rata basis with the Centerbridge Entities but may not sell such equity securities at a faster rate than the Centerbridge Entities. For the avoidance of doubt, any 2.5X Exit-Vesting Options that vest pursuant to this Section 4(c)(iii) shall not be subject to the early expiration provisions set forth in Section 3(b), except in connection with a Triggering Event.

(iv)If the Centerbridge Entities have divested 100% of their Common Stock for solely cash consideration and the performance condition with respect to any portion of the 2.5X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such 2.5X Exit-Vesting Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance.

(d)Credit for Board Service. Notwithstanding anything to the contrary contained herein or in the Plan, if (i) Participant provides Seitel with the Required Notice and remains continuously employed with Seitel during the Notice Period, and (ii) the Company requests that Participant serve on the Board following the end of the Notice Period, Participant’s Board service will be treated as continued employment with the Company or one of its Subsidiaries for purposes of continued vesting of the Options (i.e., the Options will vest in the ordinary course as described above in this Section 4 for the duration of Participant’s Board service, including with respect to the treatment of the Options upon a Change in Control, if Participant’s Board service continues through consummation of a Change in Control). For the avoidance of doubt, if Participant’s Board service terminates prior to the consummation of a Change in Control, any then-unvested Time-Vesting Options shall expire and be forfeited as of Participant’s Board service termination date, and following Participant’s Board service termination date, the Earned Portions shall not be eligible to vest in accordance with Section 4(a) above. Exhibit B provides a condensed overview of the key terms of this Section 4(d).

5.Restrictive Covenants. The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of his employment and/or service with the Company and its Subsidiaries, Participant will be exposed to highly confidential and sensitive information regarding the Company’s and its Subsidiaries’ business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, strategic partner, licensee, licensor, lessor, regulatory and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its Competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company’s agreement to award the Options to Participant, Participant hereby agrees that, for purposes of this Agreement and the Plan, the restrictive covenants set forth in the Employment Agreement shall apply (the “Employment Agreement Restrictive Covenants”). Accordingly, (x) the Employment Agreement Restrictive Covenants are incorporated herein by reference in their entirety, as fully as though set forth herein; (y) all references to restrictive covenants in this Agreement or the Plan will be considered references to the Employment Agreement Restrictive Covenants; and (z) this Agreement and the Plan will be interpreted and applied consistently with the parties’ intent that the end result should be the same as if the Employment Agreement Restrictive Covenants were actually set forth herein.

(a)No Restriction on Earning a Living. Participant hereby acknowledges that the Employment Agreement Restrictive Covenants do not preclude Participant from earning a livelihood, nor do they unreasonably impose limitations on Participant’s ability to earn a living. In addition, Participant hereby acknowledges that the potential harm to the Company and/or their Subsidiaries of non-enforcement of the Employment Agreement Restrictive Covenants outweighs any harm to Participant of enforcement (by injunction or otherwise) of the Employment Agreement Restrictive Covenants against Participant. If any portion of the provisions of the Employment Agreement Restrictive Covenants is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities covered, or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Participant in agreeing to the provisions of the Employment Agreement Restrictive Covenants will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

(b)Forfeiture Upon Breach. Upon Participant’s breach of any of the provisions of the Employment Agreement Restrictive Covenants, (i) all of Participant’s Options not previously exercised shall expire and be forfeited whether exercisable or not; (ii) the Company will be entitled to repurchase, pursuant to Article IV of the Securities Holders Agreement, the shares of Common Stock previously received by Participant in connection with the exercise of the Options, provided that, notwithstanding anything to the contrary in the Securities Holders Agreement, the exercise price for such shares of Common Stock will equal the lesser of (A) the Fair Market Value thereof as of the time of the repurchase and (B) the Original Value thereof; and (iii) within ten (10) days of the Company’s written notice that a breach has occurred, Participant must repay to the Company any cash proceeds received by Participant from the sale of shares of Common Stock issued upon exercise of the Options that are in excess of the lesser of (A) the then-current Fair Market Value of such shares of Common Stock and (B) the Original Value thereof.

(c)Additional Acknowledgements; Remedies. Participant acknowledges that the restrictions contained in the Employment Agreement Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries and that the Company would not have entered into this Agreement in the absence of such restrictions. Participant also acknowledges that any breach by Participant of the Employment Agreement Restrictive Covenants will cause continuing and irreparable injury to the Company and its Subsidiaries for which monetary damages would not be an adequate remedy. Participant shall not, in any action or proceeding to enforce any of the provisions of the Plan or this Agreement, assert the claim or defense that an adequate remedy at law exists or that the Employment Agreement Restrictive Covenants are unreasonable or otherwise not enforceable in accordance with their terms. In the event that, notwithstanding the foregoing, Participant challenges the reasonableness or enforceability of the restrictions contained in the Employment Agreement Restrictive Covenants, Participant shall pay the attorneys’ fees of the Company and/or its Subsidiaries, as applicable. In the event of such breach by Participant, the Company or any of its Subsidiaries shall have the right to enforce the provisions of the Employment Agreement Restrictive Covenants by seeking injunctive or other relief in any court, and the Plan and this Agreement shall not in any way limit remedies of law or in equity otherwise available to such entity. The periods of time set forth in the Employment Agreement Restrictive Covenants shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company or any of its Subsidiaries is successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of Participant’s first breach of such covenants or service of process upon Participant through the expiration of all appeals related to such litigation.

(d)Survival of Provisions. The obligations contained in the Employment Agreement Restrictive Covenants shall survive the termination of Participant’s employment or service with the Company and its Subsidiaries and shall be fully enforceable thereafter.

6.Participant’s Representations. Participant hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Participant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Participant is a party or by which Participant is bound, (b) Participant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company and/or one of its Subsidiaries), and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Participant, enforceable in accordance with its terms. Participant hereby acknowledges and represents that Participant has consulted with (or has had an opportunity to consult with) independent legal counsel regarding Participant’s rights and obligations under this Agreement (including, without limitation, the Plan), and that Participant fully understands the terms and conditions contained herein and therein.

7.Repurchase Rights. If Participant is no longer employed by the Company or its Subsidiaries for any or no reason, the Options and any Common Stock acquired by exercise thereof (whether held by such Participant or one or more transferees, other than the Company or Investor) will be subject to repurchase in accordance with the terms of the Securities Holders Agreement.

8.No Put Option. Notwithstanding anything to the contrary herein or in the Securities Holders Agreement, the Put Option described in Article IV of the Securities Holders Agreement shall not apply to the Common Stock acquired upon exercise of the Options.

9.Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate Participant’s employment at any time (with or without Cause), nor confer upon Participant any right to continue in the employ of the Company or any of its Subsidiaries for any period of time or to continue Participant’s present (or any other) rate of compensation, and in the event of Participant’s termination of employment (including, but not limited to, termination by the Company without Cause), any portion of Participant’s Options that was not previously vested and exercisable shall expire and be forfeited, except as otherwise provided herein. Nothing in this Agreement shall confer upon Participant any right to be selected again as a Plan participant, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of shares of Common Stock subject to Participant’s Options upon the occurrence of subsequent events except as provided in Section 11 below.

Participant shall not be, nor have the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Common Stock purchasable upon the exercise of any of the Options unless and until such shares shall have been issued by the Company and held of record by Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

10.Payment of Taxes. Upon exercise of any portion of the Options, Participant shall pay any and all amounts due under this Agreement including such federal, state, local and other withholding taxes as may be required pursuant to applicable law or regulation. The Company shall have the right to deduct any such withholding taxes from any compensation payable to Participant.

11.Adjustments. Upon the occurrence of certain events relating to the shares of Common Stock contemplated by Section 6 of the Plan, the Board may make certain adjustments in the number and type of securities covered by the Options and the Per Share Exercise Price specified herein, as set forth in such Section 6, in order to prevent the dilution or enlargement of rights under the Options.

12.Notices. Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.

13.Section 409A. The Options are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Committee determines that the Options (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Options to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

14.General Provisions.

(a)Transfers in Violation of Agreement. Any pledge, assignment, transfer or attempted transfer of any portion of the Options or Common Stock acquired or acquirable with respect thereto in violation of any provision of this Agreement, the Plan or the Securities Holders Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.

(b)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)Complete Agreement. This Agreement and the Plan and the other documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in anyway.

(d)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Participant, the Company, Investor and their respective successors and assigns (including subsequent holders of Common Stock issued in respect of the Options); provided, that the rights and obligations of Participant under this Agreement shall not be assignable except in connection with a permitted transfer in accordance with this Agreement and the Securities Holders Agreement.

(f)Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

(g)Amendment and Waiver. To the extent permitted by the Plan, the provisions of this Agreement may be amended or waived at any time or from time to time with the prior written consent of the Company and the Investor; provided that, except as may otherwise be provided by the Plan, no amendment or waiver of this Agreement shall adversely affect the Options in any material way without the prior written consent of Participant.

15.Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by Investor as provided herein.

16.Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s principal office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SEITEL HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:	Robert D. Monson

EXHIBIT A
SEITEL HOLDINGS, INC.
2018 NON-QUALIFIED STOCK OPTION PLAN
See attached.

EXHIBIT B

Scenario	Description	Vested Time-Vesting Options	Time-Vested Performance-Vesting Options	Unvested Time-Vesting Options	Fully Unvested (i.e. Not Time-Vested) Performance-Vesting Options
1	• Fulfills one year notice and employment requirement • Joins the Board upon termination • Serves on the Board continuously through a Sponsor Exit Event	Exercisable until the original expiration date	Eligible to performance vest until earlier of (i) the original expiration date and (ii) a Sponsor Exit Event*	Continue to vest in the ordinary course during Board service	Continue to time vest and be eligible to performance vest in the ordinary course during Board service
2	• Fulfills one year notice and employment requirement • Joins the Board upon termination • Commences service on the Board but does not serve continuously through a Sponsor Exit Event	Exercisable until the original expiration date	Eligible to performance vest until earlier of (i) the original expiration date and (ii) a Sponsor Exit Event*	Continue to vest in the ordinary course during Board service, with any remaining unvested Time-Vesting Options forfeited upon termination of Board service
Continue to time vest and be eligible to performance vest in the ordinary course during Board service, with any remaining fully unvested Performance-Vesting Options forfeited upon termination of Board service*

3
• Provides one year’s notice
• Employment terminated during one year notice period due to (i) termination by the Company without Cause (not due to death or Disability) or (ii) resignation by the Executive for Good Reason
		Exercisable until the original expiration date	Eligible to performance vest until earlier of (i) the original expiration date and (ii) a Sponsor Exit Event*	Forfeited upon termination of employment	Forfeited upon termination of employment*
4	• Termination due to death or Disability	Exercisable until the original expiration date	Eligible to performance vest until earlier of (i) the original expiration date and (ii) a Sponsor Exit Event*	Forfeited upon termination of employment	Forfeited upon termination of employment*
5	• Does not provide one year’s notice • Employment terminated due to resignation by the Executive for Good Reason	Exercisable until earlier of the (i) 30th day following the termination date and (ii) original expiration date	Eligible to performance vest for six months following the termination date	Forfeited upon termination of employment	Forfeited upon termination of employment
6	• Provides one year’s notice • Employment terminated during one year notice period due to resignation by the Executive without Good Reason	Forfeited upon termination of employment	Forfeited upon termination of employment	Forfeited upon termination of employment	Forfeited upon termination of employment
7	• Does not provide one year’s notice • Employment terminated due to resignation by the Executive without Good Reason
8	• Termination for Cause or resignation under Cause circumstances
* Subject to Sections 4(b)(iii) and 4(c)(iii) of the Agreement.